Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Eupraxia Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share, not subject to outstanding options	Rule 457(c) and Rule 457(h)	3,107,682 (2)	$3.15(4)	$9,789,199.26(4)	$147.60 per $1,000,000	$1,444.89
Equity	Common Shares, no par value per share, subject to outstanding options	Rule 457(h)	3,482,490 (3)	$4.64(5)	$16,158,753.60 (5)	$147.60 per $1,000,000	$2,385.04
Total Offering Amounts							$3,829.93
Total Fee Offsets							—
Net Fee Due							$3,829.93

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional common shares of the registrant, no par value per share (the “Common Shares”) that become issuable with respect to the securities identified in the above table under the registrant’s Amended and Restated Stock Option Plan (the “SOP”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding Common Shares.

(2)	Represents Common Shares reserved for issuance pursuant to future awards under the SOP.
(3)	Represents Common Shares reserved for issuance pursuant to stock options outstanding under the SOP as of the date of this Registration Statement.
(4)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of US$3.15 per share, which is the average of the high and low prices for the Common Shares of the registrant on April 5, 2024, as quoted on the Nasdaq Capital Market.

(5)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of CAD6.28 per share, which is the weighted-average exercise price of options to purchase Common Shares outstanding under the SOP as of the date of this Registration Statement. The U.S. dollar equivalent of the maximum aggregate offering price per share has been calculated using an exchange rate as of April 3, 2024, as announced by Bank of Canada.